EXHIBIT 10.(iii)A

                  FY 2000 STANDARD VARIABLE COMPENSATION PLAN
                     (SEPTEMBER 1, 1999 - AUGUST 31, 2000)

OBJECTIVE
               To pay additional cash beyond base salary to eligible employees of Farmland Industries, Inc. or one of its units, contingent upon the company's financial performance. Farmland Industries, Inc. ("Corporate") must achieve a threshold or minimum return on equity before extraordinary items, or no payout occurs, regardless of individual business/service unit results.

               This plan includes four important exhibits which are an integral part of the plan structure. Please be aware of and consult them. They include the following:

               Exhibit A -    Corporate financial performance criteria
                                   and levels

               Exhibit B -    A summary schedule of payout opportunities by
                              earnings level

               Exhibit C -    Additional detail on determination of payout

               Exhibit D -    Descriptions and definitions of accounting terms
                              and methodologies relevant to this plan

PLAN STRUCTURE
               The plan provides a one-time cash payment following the conclusion of FY 2000 to eligible employees for the attainment of corporate objectives. The corporate standard measure is Return On Equity (ROE). With Senior Management approval, including the Chief Executive Officer, a business unit may be based completely on corporate ROE. Alternatively, a business unit may be based partially or completely on unit measures, with full Senior Management approval, and would thus not participate in this standard plan. Farmland would have to achieve at least the threshold ROE level before any payout would occur under a customized unit plan.

               For appointed corporate officers, 50% of payout is based on ROE performance; 50% is based on cost savings realized from major corporate initiatives, including strategic sourcing, Reliant
               Energy, SAP and corporate administrative expense control.

               A further requirement for payout to Farmland Industries, Inc.
               appointed corporate officers is that cash patronage payments to members must occur; if not, this group will receive no payout under the terms of this plan.

ELIGIBILITY
               The following types of employees are ineligible for payout under the Standard Variable Compensation Plan:

               o Employees whose terms and conditions of employment are
                 subject to collective bargaining
               o Employees hired after 6/1/2000 (Waived if the employee is a former regular full time employee during FY 2000. Payout is prorated)
               o Regular part time employees with less than 500 hours of
                 service during FY 2000
               o Temporary employees with less than 1000 hours of service during FY 99
               o Employees terminated for cause prior to 8/31/2000
               o Employees who terminate voluntarily prior to 8/31/2000
                 (Employees who terminate to accept a position with a member cooperative may be eligible for a prorated payout.)
               o Employees included in variable compensation plans other than the standard variable compensation plan. Exceptions must be approved by Senior Management of the affected area and by the VP, Human Resources.

               Certain classes of employees who terminate prior to the end of the fiscal year will receive payout based on their eligible earnings during the year:

                    Death/Disability
                    Retirement
                    Reduction in Force
                    Focus Team member obtaining outside employment
                    Layoff
                    Leave of Absence
                    Hired after 9/1/99 but on or before 6/1/2000

               Involuntary separations, other than for reasons included in the list above, which are not for performance or for cause, may result in prorated payout.

               Employees who voluntarily terminate prior to 08/31/2000 for the purpose of assuming a position with a system member cooperative may be eligible to receive a payout. To secure eligibility, the employee must notify Corporate Human Resources, in writing, at the time of separation and ensure that the system member cooperative notifies Farmland's Corporate Human Resources
               Department, in writing, to verify employment from the point of separation through the conclusion of the plan year.

               Employees on formal disciplinary or performance probation are ineligible for that portion of the fiscal year.

DETERMINATION
OF PAYOUT
               Payout is determined as a percentage of eligible gross wages or salary paid during the fiscal year, as shown in Exhibits B and
               C. Corporate performance measurements are labeled "threshold", "target", and "maximum".

               Threshold - The minimal performance level required for the plan to pay out. No payout occurs for achievement below threshold.

               Target    - Identifies the actual performance objective.


               Maximum - A performance level exceeding target at which the payout as a percentage of eligible gross wages or salary is frozen. No payout occurs beyond these percentages regardless of performance.

               Payout for performance between threshold and target or target and maximum is prorated.

               In the event of a merger, change of control, or other major organizational structure change during the course of the plan year, the rate of earnings for the year, up to the effective date of the change, would be projected to the end of the year in order to derive an ROE performance estimate. If, at the date of the consummation of the merger, change of control, or other major organizational structure change, the projected performance were at the threshold level or above compared to the most recent 6-year history for the first six months of a fiscal year, then a payout pro-rated for the portion of the year completed prior to the major organizational change would occur.
               A similar projection to year end would occur in order to determine performance level and a pro-rated payout for the major savings initiative portion applicable to appointed corporate officers. In no event, however, will payout occur if Farmland experiences negative year-to-date earnings up to the point of merger, change of control, or other major organizational structure change.


     APPROVED:

               ________________________________________
                    H.D. Cleberg
                    President and CEO


                                   EXHIBIT A


                       FY 2000 PERFORMANCE CRITERIA AND GOALS



     Corporate Return on Equity:



     Threshold      8%
     Target        11%


     Maximum       16%

     Savings From Major Initiatives *(Appointed Corporate Officers):


     Threshold      $30,000,000

     Target         $42,000,000

     Maximum        $55,000,000


     *Includes strategic sourcing project, Reliant Energy, SAP and corporate expenses.
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                                                                EXHIBIT B
                                               FY 2000 STANDARD VARIABLE COMPENSATION PLAN

      Threshold - Target - Maximum                         Earnings                             V Comp Calculation Point*


               3 - 5 - 8                              All Non - Exempt**                              Any Earnings

               3 - 5 - 8                             Below $36,050 Exempt                            Actual Earnings

               3 - 6 - 10                              $36,050 - $39,654                                 $37,855

               4 - 7 - 12                              $39,655 - $43,619                                 $41,640

               5 - 8 - 15                              $43,620 - $50,164                                 $46,895

              5 - 10 - 18***                           $50,165 - $57,689                                 $53,930

              6 - 12 - 22                              $57,690 - $66,344                                 $62,020

              7 - 15 - 27                              $66,345 - $76,299                                 $71,325

              8 - 18 - 33                              $76,300 - $87,744                                 $82,025

              10 - 22 - 40                            $87,745 - $100,909                                 $94,330

              12 - 25 - 46                            $100,910 - $116,049                               $108,480

              12 - 25 - 46                            $116,050 - $133,459                               $124,755

              12 - 25 - 46                            $133,460 - $153,479                               $143,470

              14 - 28 - 52                                $153,480 +                                 Actual Earnings
                                                                                                 (Non - FII Executives)


*    I.E., for any exempt employee whose earnings fall within a particular range, the payout is calculated on this middle value.
**   Includes Truck Drivers
***  Employees legitimately considered Production Supervisors will receive AT
     LEAST this percentage payout opportunity level, regardless of actual pay.  Calculation point against which percentage is applied is based on actual pay.


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                                                           EXECUTIVES

      Threshold - Target - Maximum                      Earnings                             V Comp Calculation Point


              18 - 36 - 67                                                                  Designated FII Executives

              22 - 45 - 83                                                                  Designated FII Executives

          Determined by Board                                                                   President and CEO

                                                   $92,700 - $111,239                                $101,970

                                                  $111,240 - $133,489                                $122,365

                                                  $133,490 - $160,189                                $146,840

                                                  $160,190 - $192,229                                $176,210

                                                  $192,230 - $230,674                                $211,455

                                                  $230,675 - $276,809                                $253,745

                                                  $276,810 - $332,169                                $304,490

                                                  $332,170 - $398,604                                $365,390

                                                  $398,605 - $478,324                                $438,465

                                                  $478,325 - $573,989                                $526,160

                                                  $573,990 - $688,789                                $631,390

                                                  $688,790 - $826,549                                $757,170

                                                       $826,550 +                                Actual Earnings



Note:  These scales are different from those used in Fiscal Year 1999.
                                     EXHIBIT C

                         DETAIL ON DETERMINATION OF PAYOUT

     NON-EXEMPT EMPLOYEES:
          Payout is determined as a percentage of eligible gross earnings paid from 9/1/99 to 8/31/2000.

          Note:     Eligible gross wages may exclude some lump sums.

     EXEMPT/MANAGEMENT EMPLOYEES:
          Payout is determined as a percentage of the Variable Comp Calculation Point based on eligible gross wages from 9/1/99 to 8/31/2000.
          Exhibit B grid lists the percentage opportunities assigned to each Variable Comp Calculation Point.**

          NOTE: Lump Sum amounts given during the fiscal year will not be included in Eligible gross wages unless they were given in lieu of merit increase.

          **Variable Comp Calculation Point and designated percentage will be used unless comparison to FY 96 salary range midpoint and grade determined percentage results in a higher payout amount; but once a person has transitioned to the current variable pay computation method, that person cannot return to receiving a payout based on the FY 96 salary range midpoint. Individuals hired, promoted or demoted after 9/1/96 are ineligible for this comparison.

     ELIGIBLE EARNINGS:
          Base earnings, merit increase pay, lump sum in lieu of a merit increase, shift differential, bridge differential, and geographic differential. Production supervisors flat rate overtime payments. Non-exempts overtime payments.

     NON-ELIGIBLE EARNINGS:
          The following is list of the most common items not included as earnings:
               Vacation and personal holiday balance lump sum payments Previous FY variable compensation payment
               Sales Commission, SPIFFs payment, bonus, etc.
               Severance pay
               Relocation reimbursements

          Exceptions to normal eligibility or ineligibility of earnings must be approved in advance by the appropriate FII Vice President and the Director, Human Resource Information Team.


                                     EXHIBIT D

                          ACCOUNTING TERMS AND METHODOLOGY
                                    DEFINITIONS


INCOME is defined as income before taxes and extraordinary items as reported for Key Results purposes.

EQUITY is the prior year's ending equity.  Equity includes all capital shares and equities (preferred, common and associate member shares, patronage refunds for reinvestment, and earned surplus). It does not include minority owners equity in subsidiaries.

RETURN ON EQUITY (ROE) is the ratio determined by dividing Income by Equity.


                TREATMENT OF THE VARIABLE COMPENSATION EXPENSE


The ROE targets have been expressed after the recognition of the variable compensation expense. In calculating the level at which variable compensation will be paid, the variable compensation expense is added back to Income. For example, assume Equity is $923,000,000 and the ROE for threshold is expressed as 8%. This would correspond to Income of $73,840,000 (.08 times $923,000,000). However, the $73,840,000 includes variable compensation expense (variable compensation expense is budgeted at target and an accrual is made each month).


                            EXAMPLE OF REQUIRED INCOME*
            (ASSUMING PRIOR YEAR ENDING EQUITY OF $923,000,000 MILLION)

ROE                                                    Required Income

Threshold   8.0%                                       $  73,840,000
Target     11.0%                                       $  101,530,000
Maximum    16.0%                                       $  147,680,000

     *Actual FY 99 ending ROE has yet to be determined. When it is, the income figures will be modified accordingly.

                        DETERMINATION OF EXTRAORDINARY ITEM


If Farmland achieves its performance goals, but experiences a loss year due to extraordinary items, the Board of Directors of Farmland Industries, Inc. maintains the discretion to authorize, adjust, or deny payout of the management portion of the Variable Compensation Plan (See the definition of management employees in the main plan document and in Exhibit "A"). This also applies to management level employees who participate in customized plans. Employees on sales incentive plans, with base pay administered at a lower level, are NOT affected by this provision unless specific portions of their plans are tied to corporate performance.

                     GUIDELINES FOR "EXTRAORDINARY" DESIGNATION

The Chief Financial Officer and the Chief Executive Officer must approve the classification of any item as "extraordinary." Transactions deemed as "extraordinary" and therefore excluded in the determination of Income for variable compensation include:

o The punitive portion of litigation results in favor of or against Farmland, excluding redemptive payments on normal business matter where the intent is to substantially restore net income to where it would have been had the incident not occurred.

o Non-recurring (one-time) adjustments to income or expense such as the gain from settlement of the retirement plan. Any such items would generally be reported as extraordinary items on Farmland financial statements under generally accepted accounting principles.

o The gain or loss on the disposal of a major asset, group of assets, or investments.

o The gain or loss from any new business activity or business unit added subsequent to the approval of the Business Plan, provided that the acquisition was such that it required specific Board of Director approval outside of the business plan.

o The impact of adjustments resulting from LIFO inventory computations or reserves.

o Other items as approved.

     Specific requests by an operating unit for treatment of an item as "extraordinary" must be approved by the Senior Management representative before review by the Chief Financial Officer and the Chief Executive Officer.